Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Regains Compliance

with Nasdaq Minimum Bid Price Requirement

MINNEAPOLIS — June 30, 2011 — Urologix, Inc. (Nasdaq: ULGX), the manufacturer and marketer of minimally invasive Cooled ThermoTherapy™ (CTT), the durable and effective in-office treatment for patients suffering from benign prostatic hyperplasia (BPH) announced today that it received a letter, dated June 29, 2011, from The Nasdaq Stock Market notifying Urologix that it has regained compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2).

The Nasdaq letter states that the closing bid price of the Company’s common stock has been at $1.00 per share or greater for the last 10 business days. The Company now meets all criteria for continued listing on The Nasdaq Capital Market.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696